Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  April 18, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record First Quarter Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the quarter ended March 31, 2008. Net income for the first quarter of 2008 was $2.528 million or $.78 per fully diluted share.  This compares to $1.844 million or $.57 per fully diluted share for the same quarter of the prior year.  This represents a 37% increase in net income from the first quarter of the prior year.

Craig M. Dwight, President and Chief Executive Officer stated, “We are delighted to report record first quarter earnings. The first quarter performance is a result of Horizon’s focus on net interest margin and realizing a full quarter of cost saves that were initiated in 2007. In addition, community banks that are liability sensitive are reaping the benefits of the recent reductions in interest rates by the Federal Open Market Committee and return of a normal yield curve. Horizon is experiencing higher consumer loan charge-offs related to the general economic conditions in the Midwest; however, the net losses are more than offset by improvement in net interest margin. In addition, we have been fortunate that, despite the nationwide decline in residential mortgage activity, our conforming mortgage loan volume has held up. This is a tribute to our outstanding staff of mortgage loan originators, underwriters and processors. Given the general performance of the entire banking sector, I am extremely proud of the performance by the Horizon team.”

Net interest income for the quarter ended March 31, 2008 was $8.923 million, an increase of $1.287 million from the first quarter of 2007. The net interest margin improved 25 basis points from the first quarter of 2007 to 3.10%. Net interest income for the quarter was favorably impacted by approximately $75 thousand of interest income recovered from non-accrual loans on which Horizon received full payment. Without this gain, the margin would have been approximately 3.08%. The first quarter 2008 margin appears to have decreased from the fourth quarter of 2007. However, the fourth quarter of 2007 included a $350 thousand gain from a loan acquired in the Alliance Bank acquisition. Under purchase accounting, this loan was recorded at a discount due to credit issues with the borrower. The loan was paid in full during the fourth quarter resulting in the gain. The fourth quarter net interest margin, including the one time gain, was 3.21%. Without the gain the margin would have been approximately 3.08%.  Horizon has reduced rates on interest bearing transaction accounts in line with reductions in short term interest rates. Additionally, in early January Horizon swapped its $27.8 million of subordinated debentures from an adjustable rate to a fixed rate.

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Pg. 2 Cont.  Horizon Announces 1st Quarter Earnings

The provision for loan losses increased to $778 thousand for the first quarter of 2008 from $225 thousand for the first quarter of the prior year. The $778 thousand is a decrease from the fourth quarter of 2007 when Horizon recorded a provision of $1.928 million. Non-performing loans at March 31, 2008 were 0.37% of total loans compared to 0.38% at March 31, 2007 and 0.33% at December 31, 2007. These levels are below peer group averages. The change from year-end relates to an increase in non-performing mortgage loans offset by a decrease in non-performing commercial loans. Management feels the total allowance of $9.681 million or 1.14% of total loans is adequate to absorb probable incurred losses contained in the loan portfolio.

Non-interest income increased $348 thousand or 12% from the first quarter of 2007.  Increases occurred in most categories of non-interest income. The main contributing factors included: (a) an increase in service charges on deposit accounts primarily due to an increase in the charge for non-sufficient fund checks, implemented in the first quarter of 2008, (b) the increase in gain on sale of loans includes $193 thousand from the sale of approximately $37 million of mostly five year-one year adjustable rate mortgages from Horizon’s mortgage loan portfolio and gain on the sale of current conforming mortgage loan production that is approximately $8.5 million higher compared to the same prior year period, (c) an increase in fiduciary fees primarily due to fluctuations in market value of assets under administration and offset by (d) a decrease in other income due to a decline in fees related to brokering non-conforming mortgage loans.

Non-interest expense increased $171 thousand or 2.2% from the first quarter of 2007. Salaries and benefits decreased due to the staff reduction, which occurred during the third quarter of 2007. Compensation expense increased from the fourth quarter of 2007 due to normal salary increases, which took effect at the beginning of the year, an increase in the accrual for incentive compensation and increased payroll taxes. Loan expense is up from the first quarter of the prior year due to increased collection expense and lower deferred costs on new loans.

On March 31, 2008, Horizon’s total assets were $1.250 billion, compared to $1.259 billion on December 31, 2007. Cash and cash equivalents increased due to a large cash item deposited on the last day of the quarter. Loans declined $40 million since December 31, 2007. The decline is almost entirely related to the sale of $37 million of adjustable rate mortgage loans. The loans were sold to reduce reliance on non-core funding and improve bank capital ratios.

Deposits declined from the end of the preceding year. The main portion of the decline came in non-interest bearing deposits, as corporate deposit levels were abnormally high at December 31, 2007. Interest bearing transaction accounts were higher than anticipated during the quarter due to higher public fund deposits. Property taxes, which are normally due on November 10th, were not due until January 15, 2008 due to property reassessment and related billing problems in Indiana.  Negotiable certificates of deposit were reduced by $27 million during the quarter due to the higher levels maintained in the less expensive transaction accounts and the reduced need for funding due to the mortgage loan sale.

Stockholders' equity totaled $74.7 million at March 31, 2008 compared to $70.6 million at December 31, 2007. The increase in stockholders' equity during the quarter was the result of net income, an increase in the market value of investment securities available for sale, reduced by dividends declared. At March 31, 2008, the ratio of stockholders' equity to total assets was 5.98% compared to 5.61% at December 31, 2007.  Book value per common share at March 31, 2008 increased to $23.28 compared to $22.03 at December 31, 2007.

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Pg. 3 Cont.  Horizon Announces 1st Quarter Earnings

Other items

Horizon will hold its annual shareholders’ meeting on Thursday, May 8, 2008, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana.

Construction is underway on a full service branch in Merrillville, Indiana. This branch is scheduled to open mid-year 2008.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp James H. Foglesong Chief Financial Officer (219) 873 - 2608 Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three months ended
	March 31,	December 31,	March 31,
	2008	2007	2007

End of period balances:
Total assets	$1,249,676	$1,258,874	$1,151,886
Investment securities	238,993	234,675	234,823
Commercial loans	305,490	307,535	276,732
Mortgage warehouse loans	88,483	78,225	79,504
Real estate loans	172,427	216,019	219,305
Installment loans	282,025	287,073	232,767
Non-interest bearing deposit accounts	74,757	84,097	87,341
Interest bearing transaction accounts	403,784	360,476	352,301
Time deposits	404,189	449,091	390,102
Borrowings	255,974	258,852	223,219
Subordinated debentures	27,837	27,837	27,837
Stockholders’ equity	74,671	70,645	64,493

Average balances :
Total assets	$1,258,716	$1,196,835	$1,161,105
Investment securities	236,544	226,672	240,443
Commercial loans	307,506	304,456	273,019
Mortgage warehouse loans	71,756	53,599	86,587
Real estate loans	198,137	217,731	221,202
Installment loans	284,150	281,337	235,665
Non-interest bearing deposit accounts	73,214	77,245	74,078
Interest bearing transaction accounts	388,492	338,749	355,590
Time deposits	429,253	391,817	419,736
Borrowings	260,300	283,104	176,527
Long-term borrowings	27,837	27,837	27,837
Stockholders’ equity	73,596	70,151	63,089

Per share data:
Basic earnings per share	$.79	$.63	$.58
Diluted earnings per share	.78	.62	.57
Cash dividends declared per common share	.15	.15	.14
Book value per common share	23.28	22.03	20.17
Market value - high	24.50	26.40	28.10
Market value - low	20.86	24.40	26.60
Basic common shares outstanding	3,207,232	3,204,203	3,194,309
Diluted common shares outstanding	3,242,471	3,247,331	3,239,479

Key ratios:
Return on average assets	.80%	.68%	.64%
Return on average equity	13.82	11.46	11.85
Net interest margin	3.10	3.21	2.85
Loan loss reserve to loans	1.14	1.10	1.07
Non-performing loans to loans	.37	.33	.38
Average equity to average assets	5.85	5.93	5.43
Bank only capital ratios:
Tier 1 capital to average assets	6.94	7.29	7.13
Tier 1 capital to risk weighted assets	9.76	9.49	10.28
Total capital to risk weighted assets	10.84	10.56	12.37

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
	March 31, 2008 (Unaudited)	December 31, 2007
Assets
Cash and due from banks	$48,097	$19,714
Interest-bearing demand deposits	1	1
Federal funds sold	33,000	35,314
Cash and cash equivalents	81,098	55,029
Interest-bearing deposits	3,230	249
Investment securities, available for sale	238,993	234,675
Loans held for sale	7,645	8,413
Loans, net of allowance for loan losses of $9,681 and $9,791	838,744	879,061
Premises and equipment	25,054	24,607
Federal Reserve and Federal Home Loan Bank stock	12,625	12,625
Goodwill	5,787	5,787
Other intangible assets	1,988	2,068
Interest receivable	5,704	5,897
Cash value life insurance	22,612	22,384
Other assets	6,196	8,079
Total assets	$1,249,676	$1,258,874
Liabilities
Deposits
Noninterest bearing	$74,757	$84,097
Interest bearing	807,973	809,567
Total deposits	882,730	893,664
Borrowings	255,974	258,852
Subordinated debentures	27,837	27,837
Interest payable	2,823	2,439
Other liabilities	5,641	5,437
Total liabilities	1,175,005	1,188,229
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,011,656 shares	1,114	1,114
Additional paid-in capital	25,705	25,638
Retained earnings	63,023	60,982
Accumulated other comprehensive income	1,981	63
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	74,671	70,645
Total liabilities and stockholders’ equity	$1,249,676	$1,258,874

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2008 (Unaudited)	2007 (Unaudited)
Interest Income
Loans receivable	$15,367	$14,984
Investment securities:
Taxable	2,548	2,103
Tax exempt	837	861
Total interest income	18,752	17,948
Interest Expense
Deposits	6,594	7,294
Borrowings funds	2,828	2,252
Subordinated debentures	407	766
Total interest expense	9,829	10,312
Net Interest Income	8,923	7,636
Provision for loan losses	778	225
Net Interest Income after Provision for Loan Losses	8,145	7,411
Other Income
Service charges on deposit accounts	921	778
Wire transfer fees	105	94
Fiduciary activities	885	804
Gain on sale of loans	804	550
Increase in cash surrender value of Bank owned life insurance	228	232
Other income	270	407
Total other income	3,213	2,865
Other Expenses
Salaries and employee benefits	4,275	4,369
Net occupancy expenses	672	617
Data processing and equipment expenses	633	637
Professional fees	249	369
Outside services and consultants	274	259
Loan expense	600	455
Other expenses	1,324	1,150
Total other expenses	8,027	7,856
Income Before Income Tax	3,331	2,420
Income tax expense	803	576
Net income	$2,528	$1,844
Basic Earnings Per Share	$.79	$.58
Diluted Earnings Per Share	$.78	$.57